Exhibit 99.1

News

FOR IMMEDIATE RELEASE
	Contact:	Cathy Maloney, VP, Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS OCTOBER SALES RESULTS

Updates Q-3 Earnings Guidance to a Range of $.45 - $.49 per Share

NATICK, MA –November 6, 2008— BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for October 2008 increased by 11.6% to $738.8 million from $662.1 million in October 2007. On a comparable club basis, sales for October 2008 increased by 10.2%, including a contribution from sales of gasoline worth 3.6%. Last year, comparable club sales for the month of October increased by 4.8%, including a contribution from gasoline sales of 1.7% and a negative impact from lack of pharmacy sales worth 0.4%.

For the third quarter ended November 1, 2008, total sales increased by 13.4% to $2.4 billion, and comparable club sales increased by 11.9%, including a contribution from sales of gasoline of 5.3%. For the third quarter ended November 3, 2007, comparable club sales increased by 3.4%, including a negative impact from sales of gasoline of 0.2% and a negative impact from the absence of pharmacy sales worth 0.4%.

The Company also announced today that as a result of unprecedented market conditions in the retail gasoline industry during the quarter, profits generated by BJ’s gasoline stations greatly exceeded the Company’s expectations. Primarily as a result of higher than expected gasoline income, the Company increased its earnings guidance for the third quarter of 2008 to a range of $.45 to $.49 per diluted share, from previous guidance of $.36 to $.40 per diluted share.

For the first nine months of fiscal 2008, total sales increased by 14.7% and comparable club sales increased by 12.3%, including a contribution from sales of gasoline of 5.8%. For the first nine months of fiscal 2007, comparable club sales increased by 3.1%, including a contribution from sales of gasoline of 0.7% and a negative impact from lack of pharmacy sales worth 0.4%.

	Four Weeks Ended November 1, 2008	Thirteen Weeks Ended November 1, 2008	Thirty-nine Weeks Ended November 1 2008
Merchandise comp club sales	6.6%	6.6%	6.5%
Impact of gasoline sales	3.6%	5.3%	5.8%
Comparable club sales	10.2%	11.9%	12.3%

Sales Results for October 2008

($ in thousands)

Four Weeks Ended		% Change
November 1, 2008	November 3, 2007	Net Sales	Comp. Sales
$ 738,780	$662,080	11.6%	10.2%

Thirty-Nine Weeks Ended		% Change
November 1, 2008	November 3, 2007	Net Sales	Comp. Sales
$7,300,001	$6,367,080	14.7%	12.3%

-More-

BJ’s Wholesale Club

November 6, 2008

The Company provided the following additional information regarding comparable club sales for October 2008:

•	By week, sales increases were roughly even throughout the month with slightly higher increases during the first half.

•	By major region, sales increases were highest in Upstate New York and lowest in New England.

•	Excluding sales of gasoline, traffic increased by approximately 6% versus last year and the average transaction amount increased by approximately 1%.

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Sales of food increased by approximately 12%, driven by strong sales of perishables and grocery items. Sales of general merchandise decreased by approximately 2%, due primarily to lower sales of televisions, electronics and jewelry.

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Departments with the strongest sales increases compared to last year included bakery, coffee, dairy, deli, frozen, health & beauty, meat, oils & shortenings, pet food, paper, pasta, prepared dinners, produce, snacks, soda and video games. Weaker departments versus last year included cigarettes, electronics, jewelry, pre-recorded video, televisions and water.

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 177 BJ’s Wholesale clubs and 100 gasoline stations in 15 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Conference Call Information for Third Quarter Results

BJ’s plans to announce financial results for the third quarter ended November 1, 2008 on Wednesday November 19, 2008 at 7:00 a.m. Eastern Time. At 8:30 a.m. Eastern Time, on Wednesday, November 19, 2008, BJ’s management plans to hold a conference call to discuss the third quarter financial results and its outlook for the fourth quarter of 2008. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm. An archive of the webcast will be available for approximately ninety days.

Forward-Looking Statements

Statements contained in this press release that are not purely historical, including earnings guidance, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, state and local regulation in the Company’s markets, competitive conditions, success in settling lease obligations for closed clubs and credit and debit card claims, and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended February 2, 2008 and subsequent quarterly reports on SEC Form 10-Q for the fiscal year ending January 31, 2009. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimate as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if our estimates change.

BJ-S

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